GENAERA CORPORATION

5110 Campus Drive

Plymouth Meeting, PA 19462

November 29, 2005

John L. Armstrong, Jr.

8 Amberfield Lane

Hockessin Chase

Hockessin, DE 19707

Dear Jack:

In consideration for your agreeing to serve as President of Genaera and for other valuable consideration and intending to be legally bound, we have agreed to amend in its entirety the second paragraph of your letter agreement dated October 21, 2003 between you and Genaera Corporation as follows:

If (i) your employment is terminated without cause, as defined in the Genaera Corporation 2004 Stock-Based Incentive Compensation Plan, or (ii) you are not elected by the Genaera Board of Directors to serve as Genaera's permanent Chief Executive Officer succeeding Roy C. Levitt, then, at your option exercisable by at least 90, but no more than 180, days' prior written notice to Genaera, which notice shall be sent during the six-month period following the date that Dr. Levitt's successor as Chief Executive Officer is elected, you will receive your monthly base salary for twelve (12) months following the date of termination, or for such shorter period until you have secured full-time employment elsewhere.

All the terms and conditions of this letter agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representative heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you. All terms of the letter agreement dated October 21, 2003 between you and Genaera not amended by this letter agreement shall remain in full force and effect.

Please indicate your agreement with the terms of this letter agreement by your signature below.

Sincerely,

/s/ R. Frank Ecock

R. Frank Ecock

Chair, Compensation Committee

Agreed to and Accepted:

/s/ John L. Armstrong, Jr.

__________________________

John L. Armstrong, Jr.

December 1, 2005